NUTEX HEALTH REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS
HOUSTON, TX − (PRNewswire) – NOVEMBER 5, 2026 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ and Nasdaq Texas: NUTX), today announced financial results for the three and nine months ended September 30, 2026. Nutex Health is a physician-led, healthcare services and operations company with 28 hospital facilities in 12 states (hospital division), and a primary care-centric, risk-bearing population health management division.
Financial review for the three months ended September 30, 2026:
•Net income attributable to Nutex Health was $40.2 million, or diluted EPS of $5.71, compared to $55.4 million, or diluted EPS of $7.76, for the three months ended September 30, 2025.
•EBITDA attributable to Nutex Health was $63.3 million and Adjusted EBITDA attributable to Nutex Health was $63.9 million, compared to $91.8 million and $98.5 million, respectively, for the three months ended September 30, 2025.
•Total visits at the Hospital Division increased 18.1% year over year to 54,622, while visits at same hospitals, which are hospitals that were opened by December 31, 2024, increased 12.4%.
•Net cash provided by operating activities was $78.3 million for the three months ended September 30, 2026, as compared to $99.5 million for the same period in 2025.
Financial review for the nine months ended September 30, 2026:
•Net income attributable to Nutex Health increased to $152.9 million, or diluted EPS of $21.50, compared to $59.0 million, or diluted EPS of $8.87, for the nine months ended September 30, 2025.
•EBITDA attributable to Nutex Health was $225.8 million and Adjusted EBITDA attributable to Nutex Health was $211.4 million (including the $52.3 million non-cash reduction to contract services expense resulting from the change in estimate described below), compared to $142.9 million and $243.0 million, respectively, for the nine months ended September 30, 2025.
•Total visits at the Hospital Division increased 10.2% year over year to 154,326, while visits at same hospitals increased 6.3%.
•Net cash provided by operating activities was $188.1 million for the nine months ended September 30, 2026, as compared to $177.7 million for the same period in 2025; and as of September 30, 2026, the Company had long-term debt, net of $34.2 million, compared to $29.2 million as of December 31, 2025.
•As of September 30, 2026, the Company had total assets of $1.0 billion, including cash and cash equivalents of $249.9 million, as compared to $918.5 million in total assets and $185.6 million in cash and cash equivalents as of December 31, 2025.
Note: EBITDA and Adjusted EBITDA are non-GAAP financial metrics. A reconciliation of non-GAAP to GAAP measures is included below in this earnings release.
Total revenue decreased 10.9% to $644.9 million for the nine months ended September 30, 2026, compared to $723.6 million for the same period in 2025, while hospital division revenue at same hospitals decreased 11.2%. Total revenue decreased 18.7% to $217.6 million for the three months ended September 30, 2026, compared to $267.8 million for the same period in 2025, while hospital division revenue at same hospitals decreased 20.1%. The decrease was primarily driven by factors that favorably impacted revenue recognized in 2025, including the availability of additional collection data that supported higher estimates for services rendered in 2024, and the reconciliation of certain ineligible charts during the fourth quarter of 2025 that had been included from mid-2024 through the first nine months of 2025.
Of the Company's billable visits, approximately 50-60% are submitted through the IDR process, with 40-50% of all billable visits resulting in an award determination. When an award determination is made, Nutex Health prevailed in over 80% of those determinations over the last nine months and collects, on average, over 80% of the award amounts as calculated on awards from inception through March of 2026.
For the three and nine months ended September 30, 2026, total cost of arbitration was $27.8 million and $61.4 million, respectively, compared to $41.9 million and $116.2 million for the same periods in 2025. Results for the nine months ended September 30, 2026 include a $52.3 million reduction to contract services expense resulting from a change in estimate related to the June 30, 2026 amendment to the Company’s agreement with HaloMD and the reduction in the CMS administrative fee, which increased net income attributable to Nutex Health by $25.0 million, or $4.83 per diluted share.
Total stock-based compensation expense for the nine months ended September 30, 2026 was $6.4 million, compared to $119.6 million for the same period in 2025. Net income attributable to Nutex Health increased 159% in the first nine months of 2026 as compared to the same period in 2025, primarily due to lower stock-based compensation related to obligations for under-construction and ramping hospitals.
“2026 is continuing to be a solid financial year, including total revenue of $644.9 million, net income attributable to Nutex of $152.9 million, diluted EPS of $21.50 per share, and $188.1 million of operating cash flow in the first nine months of 2026. We also delivered meaningful operating income improvement, with operating income increasing to $280.1 million for the first nine months of 2026 from $244.7 million in the same period of 2025. Our balance sheet remains strong with a cash balance of $249.9 million and long-term debt of $34.2 million. We believe that we are well positioned to finish the year strong as we continue to grow with the expected opening of two new hospitals in the fourth quarter,” stated Jon Bates, Chief Financial Officer of Nutex Health.
“We’re very pleased with our progress in the first nine months of 2026. Patient volumes are growing across both existing hospitals and the overall network, while cash collections remain strong. Our de novo hospital development pipeline remains robust, with exciting growth opportunities ahead,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health.
For more details on the Company’s financial results for the three and nine months ended September 30, 2026, please refer to our Quarterly Report on Form 10-Q filed with the U.S. Securities & Exchange Commission and accessible at www.sec.gov.
Conference Call on Third Quarter 2026 Results
The Company will host a conference call on Friday, November 6, 2026 at 9:30 a.m. CT to discuss its results for the first three quarters of 2026.
Participant Listening: 1-877-407-9208 or 1-201-493-6784
Participant Link: https://callme.viavid.com/viavid/?callme=true&passcode=13746493&h=true&info=company&r=true&B=6
To access the call, please dial in approximately five minutes before the start time. Those who are unable to attend the live conference call may access the recording on the Company's website.

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$249,911	$185,574
Restricted cash and short-term investments	3,649	297
Accounts receivable	356,061	319,440
Accounts receivable - related parties	4,777	5,978
Inventories	5,144	2,866
Prepaid expenses and other current assets	13,700	24,656
Total current assets	633,242	538,811
Property and equipment, net (accumulated depreciation of 36,565 and 31,696 as of September 30, 2026 and December 31, 2025, respectively)	103,241	94,581
Operating lease right-of-use assets	22,897	26,955
Financing lease right-of-use assets	235,077	222,367
Intangible assets, net	20,255	21,230
Goodwill, net	13,919	13,919
Other assets	3,745	662
Total assets	$1,032,376	$918,525

Liabilities and Equity
Current liabilities:
Accounts payable	$10,181	$45,863
Accounts payable - related parties	5,220	3,104
Lines of credit	66	740
Current portion of long-term debt	8,104	13,336
Operating lease liabilities, current portion	1,998	2,152
Financing lease liabilities, current portion	7,092	7,077
Accrued arbitration expenses	51,276	49,743
Accrued income tax expense	3,965	867
Accrued stock-based compensation	11,549	8,256
Accrued expenses and other current liabilities	33,494	26,773
Total current liabilities	132,945	157,911
Long-term debt, net	34,200	29,174
Non-current operating lease liabilities, net	25,887	30,037
Non-current financing lease liabilities, net	287,635	268,877
Deferred tax liabilities	10,799	9,089
Total liabilities	491,466	495,088

Commitments and contingencies (Note 10)

Equity:
Common stock, $0.001 par value; 950,000,000 shares authorized; 6,857,504 and 7,086,670 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	7	7
Additional paid-in capital	568,870	615,627
Accumulated deficit	(133,309)	(286,187)
Nutex Health Inc. equity	435,568	329,447
Noncontrolling interests	105,342	93,990
Total equity	540,910	423,437
Total liabilities and equity	$1,032,376	$918,525

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2026	2025	2026	2025
Revenue:
Hospital division	$209,097	$260,239	$618,519	$700,488
Population health management division	8,516	7,565	26,331	23,090
Total revenue	217,613	267,804	644,850	723,578

Operating costs and expenses:
Payroll	48,415	38,817	132,605	109,961
Contract services	43,691	53,837	105,305	153,601
Medical supplies	4,132	3,307	13,483	11,920
Depreciation and amortization	5,622	5,003	16,431	15,343
Other	14,227	11,959	42,491	34,610
Total operating costs and expenses	116,087	112,923	310,315	325,435

Gross profit	101,526	154,881	334,535	398,143

Corporate and other costs:
Stock-based compensation	7,388	13,217	6,357	119,606
General and administrative expenses	17,040	11,297	48,097	33,830
Total corporate and other costs	24,428	24,514	54,454	153,436

Operating income	77,098	130,367	280,081	244,707

Interest expense, net	4,862	5,452	14,215	17,250
Other (income) expense	(304)	976	(319)	8,570
Income before taxes	72,540	123,939	266,185	218,887

Income tax expense	15,197	27,140	49,762	55,138

Net income	57,343	96,799	216,423	163,749

Less: net income attributable to noncontrolling interests	17,114	41,364	63,545	104,794

Net income attributable to Nutex Health Inc.	$40,229	$55,435	$152,878	$58,955

Earnings per common share:
Basic	$5.87	$8.27	$22.05	$9.63
Diluted	$5.71	$7.76	$21.50	$8.87

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(In thousands)	2026	2025
Cash flows from operating activities:
Net income	$216,423	$163,749
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization	16,431	15,343
Stock-based compensation expense	6,357	119,606
Changes to deferred taxes	1,710	22,942
Debt accretion expense	61	756
Non-cash effect of change in estimate	(52,319)	—
Changes in operating assets and liabilities:
(Increase)/Decrease in Accounts receivable	(36,621)	(154,960)
(Increase)/Decrease in Accounts receivable - related party	1,201	(3,751)
(Increase)/Decrease in Inventories	(2,278)	(308)
(Increase)/Decrease in Income tax receivable	—	(12,097)
(Increase)/Decrease in Prepaid expenses and other current assets	7,873	(6,376)
(Increase)/Decrease in Operating right-of-use assets	4,058	518
Increase/(Decrease) in Accounts payable	(4,013)	36,637
Increase/(Decrease) in Accounts payable - related party	2,116	3,276
Increase/(Decrease) in Operating lease liabilities	(4,304)	(164)
Increase/(Decrease) in Accrued arbitration expenses	22,183	16,571
Increase/(Decrease) in Accrued income tax expense	3,098	(26,533)
Increase/(Decrease) in Accrued expenses and other current liabilities	6,089	2,527
Net cash provided by operating activities	188,065	177,736

Cash flows from investing activities:
Acquisitions of property and equipment	(8,945)	(1,117)
Proceeds from restricted short-term investment	—	2,941
Cash related to asset acquisition	—	(1,994)
Net cash used in investing activities	(8,945)	(170)

	Nine Months Ended September 30,
(In thousands)	2026	2025

Cash flows from financing activities:
Proceeds from lines of credit	—	5,043
Proceeds from notes payable	934	273
Repayments of lines of credit	(673)	(3,293)
Repayments of notes payable	(4,817)	(8,319)
Repayments of finance leases	(4,453)	(4,004)
Proceeds from exercise of warrants	250	—
Cash related to stock repurchases and retirements	(50,689)	—
Members' contributions	1,725	316
Members' distributions	(53,708)	(42,174)
Net cash used in financing activities	(111,431)	(52,158)
Net change in cash, cash equivalents, and restricted cash	67,689	125,408

Cash and cash equivalents - beginning of the period	185,574	40,640
Restricted cash and short-term investment - beginning of period	297	—
Cash and cash equivalents and restricted cash and short-term investment - beginning of period	185,871	40,640

Cash and cash equivalents - end of period	249,911	166,048
Restricted cash and short-term investment - end of period	3,649	—
Cash and cash equivalents and restricted cash and short-term investment - end of period	$253,560	$166,048
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are used as supplemental non-GAAP financial measures by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe EBITDA and Adjusted EBITDA are useful because these measures allow us to more effectively evaluate our operating performance.
We define EBITDA as net income attributable to Nutex Health Inc. plus interest expense, net, income taxes, depreciation, and amortization. Interest expense, net includes interest on lease liabilities, which is a component of total finance lease cost.
We define Adjusted EBITDA as net income attributable to Nutex Health Inc. plus interest expense, net, income taxes, depreciation and amortization, further adjusted for stock-based compensation, finance lease payments related to leases under Accounting Standards Codification Topic 842: Leases ("ASC 842"), certain defined items of expense and any acquisition-related costs and impairments. A reconciliation of net income to EBITDA and Adjusted EBITDA is included below.
Beginning in the first quarter of 2025, we have updated our presentation of Adjusted EBITDA to separately disclose finance lease payments related to leases under ASC 842. We believe this update provides greater transparency into our operating performance.

EBITDA and Adjusted EBITDA are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. EBITDA and Adjusted EBITDA follow (in thousands):

	Three Months Ended September 30,
	2026	2025
Reconciliation of net income attributable to Nutex Health Inc. to Adjusted EBITDA:
Net income attributable to Nutex Health Inc.	$40,229	$55,435
Depreciation and amortization	5,622	5,003
Interest expense, net	4,862	5,452
Income tax expense	15,197	27,140
Allocation to noncontrolling interests	(2,565)	(1,243)
EBITDA	63,345	91,787
Stock-based compensation	7,388	13,217
Finance lease payments	(6,856)	(6,474)
Adjusted EBITDA	$63,877	$98,530

	Nine Months Ended September 30,
	2026	2025
Reconciliation of net income attributable to Nutex Health Inc. to Adjusted EBITDA:
Net income attributable to Nutex Health Inc.	$152,878	$58,955
Depreciation and amortization	16,431	15,343
Interest expense, net	14,215	17,250
Income tax expense	49,762	55,138
Allocation to noncontrolling interests	(7,490)	(3,815)
EBITDA	225,796	142,871
Stock-based compensation	6,357	119,606
Finance lease payments	(20,727)	(19,512)
Adjusted EBITDA	$211,426	$242,965

About Nutex Health Inc.
Headquartered in Houston, Texas, Nutex Health Inc. (NASDAQ and Nasdaq Texas: NUTX) is a physician-led, healthcare services and operations company with three divisions: a Hospital Division, a Population Health Management Division, and a Real Estate Division.
The Hospital Division owns, develops, and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments. This division owns and operates 28 hospital facilities in 12 states.
The Population Health Management Division owns and operates provider networks such as Independent Physician Associations. Through our Management Services Organization, we provide management, administrative and other support services to our affiliated hospitals and physician groups.
The Real Estate division comprises of real estate entities along with activity related to the development and construction of hospital facilities. The real estate entities own the land and hospital buildings which are leased to our hospital entities.
Forward-Looking Statements
Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will,” “will likely result,” “expected to,” “will continue,” “anticipated,” “estimate,” “projected,” “intend,” “goal,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, regulatory and litigation uncertainty under the No Surprises Act, lawsuits filed by health insurance providers against our third party provider in the arbitration process, sales of a substantial amount of our Common Stock by our stockholders, our obligation to issue additional shares of our common stock to former doctor owners of under construction hospitals, manipulative short seller reports, the impact of litigation and disputes, including pending earn-out disputes, securities class actions, derivative actions and class actions related to the recent cybersecurity incident, impacts of the recent and potential future cybersecurity incidents, our ability to successfully execute our growth strategy, including the timing of new hospital openings, economic conditions, dependence on management, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 under the heading “Risk Factors” in Part I, Item 1A thereof, and in the Quarterly Reports on Form 10-Q for the periods ended March 31, 2026, June 30, 2026, and September 30, 2026, under the heading “Risk Factors” in Part II, Item 1A thereof, and the risk factors and other cautionary statements contained in our other filings with the Securities and Exchange Commission. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.
FOR ADDITIONAL INFORMATION:
Nutex Health, Inc.
Vivian Sanders - Director of Marketing
investors@nutexhealth.com
– Media Contact
vsanders@nutexhealth.com